Exhibit 10.3

December 8, 2006

Wachovia Capital Markets, LLC
201 South College Street
Charlotte, NC 28288
Attention: Equity Derivatives
Telephone No.: 212 214 6100
Facsimile No.: 212 214 5913
First Potomac Realty Investment Limited Partnership
ATTN: Barry H. Bass
7600 Wisconsin Ave, 11th Floor
Bethesda, MD 20814
Telephone: 301-986-9200
Fax: 301-986-5554
Ladies and Gentlemen:
     Reference is made to the following transactions between First Potomac Realty Investment Limited Partnership (“Counterparty”), First Potomac Realty Trust (“Parent”), and Wachovia Bank, National Association (“Wachovia”):
(i)	the issuance by Counterparty of $110,000,000 principal amount of 4.0% Exchangeable Senior Notes due 2011 (the “Exchangeable Notes”) and an additional issuance of up to $15,000,000 principal amount of Exchangeable Notes (the “Over-Allotment Note Issuance”) as set forth in the related Purchase Agreement among Counterparty, Parent and Wachovia Capital Markets, LLC., as representative of the Initial Purchasers named therein, dated as of December 5, 2006 (the “Purchase Agreement”); and

(ii)	a capped call option transaction among Wachovia, acting through the agency of Wachovia Capital Markets, LLC (the “Agent”), Counterparty and Parent relating to the Over-Allotment Note Issuance (the “Transaction”), to be entered into among Wachovia, acting through the Agent, Counterparty and Parent pursuant to an amendment to or an ISDA confirmation (the “Over-Allotment Call Option Confirmation”) substantially identical to the ISDA confirmation dated as of December 5, 2006 relating to the capped call option transaction between Wachovia, acting through the Agent, Counterparty and Parent (the “Initial Call Option Confirmation”).

     Counterparty and Parent acknowledge that (i) Wachovia, acting through the Agent, Counterparty and Parent propose entering into the Transaction in connection with the Over-Allotment Note Issuance, and (ii) Wachovia, acting through the Agent, or the Agent will enter into certain hedging activities in connection with the Transaction.
     Counterparty and Parent further acknowledge and agree that all purchases of shares of common stock, par value $0.001 per share, of Parent (the “Shares”) pursuant to hedging activities in connection with the Transaction made by Wachovia or the Agent shall be made in Wachovia’s or the Agent’s sole discretion as to price, quantity and timing of executions and for Wachovia’s or the Agent’s own account. Each of Counterparty and Parent further acknowledges and agrees that it is entering into this letter agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable securities laws. It is the intent of the parties that this letter agreement complies with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and this letter agreement shall be interpreted to comply with the requirements thereof.
     Each of Counterparty and Parent further acknowledges and agrees that it does not have authority, influence or control over any purchases of Shares pursuant to the hedging activities in connection with the Transaction effected by Wachovia or the Agent pursuant to this letter agreement and Counterparty and Parent will not attempt to exercise any authority, influence or control over such purchases. Each of the Agent and Wachovia agrees that it shall not seek advice from Counterparty or Parent with respect to the manner in which the Agent or Wachovia effects any purchases under this letter agreement. Counterparty and Parent hereby agree not to, directly or indirectly, communicate any information relating to the Shares to any employee of Wachovia, the Agent or of any their affiliates, other than to Mary Lou Guttmann or Michael Golden of the Wachovia legal department or any other persons acting in their capacity.
     In connection with the execution of this letter agreement, the representations and warranties of Counterparty and Parent contained in Sections 8(a), (b), (c), (e) and (f) and Sections 9(e) and (f) of the Initial Call Option Confirmation are incorporated herein by reference and, to the extent applicable, are deemed to be made by Counterparty or Parent on the date hereof, with all references to the “Transaction” and “Confirmation” in such representations being deemed to be references to this letter agreement.
     Each of Counterparty and Parent hereby further represents and warrants to Wachovia as of the date hereof that neither Counterparty nor Parent is on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty or Parent, as applicable, assuming distribution of the Exchangeable Notes has been completed by the Initial Purchasers (as defined in the Purchase Agreement), other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Neither Counterparty nor Parent shall, until Wachovia advises them that it has completed the purchases of Shares referred to above (the “Closing Date”), engage in any such distribution.

     Each of Counterparty and Parent hereby further represents and warrants to Wachovia that entering into this letter agreement, the Transaction and any hedging related Share purchases by Wachovia or the Agent do not conflict with or result in a breach of any internal policies of Counterparty or Parent, including without limitation any internal policies of Counterparty or Parent with respect to trading in Shares during earnings blackout periods.
     In addition, Counterparty and Parent represent that, except as disclosed in writing by Counterparty or Parent to Wachovia or as described in the offering memorandum relating to the Exchangeable Notes, neither Parent nor any of its affiliates has purchased any Shares in purchases of blocks (as contemplated by Rule 10b-18 under the Securities Exchange Act, of 1934, as amended (the “Exchange Act”)) during each of the four calendar weeks preceding the date hereof. Counterparty and Parent further covenant and agree that neither it nor any of its affiliates will purchase any Shares prior to the Closing Date (or the Early Unwind Date if the Closing Date does not occur prior to the Early Unwind Date); provided, however, that notwithstanding anything to the contrary provided herein Parent may prior to the Closing Date (or the Early Unwind Date if the Closing Date does not occur prior to the Early Unwind Date) purchase Shares in privately negotiated transactions from officers, directors and employees of Parent in connection with the vesting of restricted stock of Parent.
     Based on the foregoing, each of Counterparty, Parent and Wachovia, intending to be legally bound, hereby acknowledges and agrees that in the event that the sale of the Over-Allotment Note Issuance is not consummated by the close of business in New York on December 11, 2006 (or such later date as agreed upon by the parties) (December 11, 2006 or such later date as agreed upon being the “Early Unwind Date”), (i) this letter agreement shall automatically terminate (the “Early Unwind”) on such Early Unwind Date and all of the respective rights and obligations of Wachovia, Counterparty and Parent under this letter agreement shall be cancelled and terminated, (ii) Counterparty shall repurchase from Wachovia or the Agent any Shares acquired by Wachovia or the Agent in connection with the establishment of Wachovia’s hedge position with respect to the Transaction at Wachovia’s or the Agent’s actual cost of acquiring such Shares (as determined by Wachovia in its sole discretion) and (iii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with this letter agreement except for Counterparty’s obligation under the provisions of (ii) above or the Transaction either prior to or after the Early Unwind Date; provided, however, that if the Early Unwind results from the event described above as a result of the failure by Wachovia or any affiliate thereof to perform its obligations in respect of such event, Counterparty shall not be obligated under the provisions of (ii) above.

     Please indicate your agreement with the terms set forth in this letter by signing below.

Very truly yours, Wachovia Capital Markets, LLC., as agent for Wachovia Bank, National Association
By:	/s/ Cathleen Burke
Name:	Cathleen Burke
Title:	Managing Director

Acknowledged and Agreed:
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:	/s/ Barry H. Bass

Authorized Signatory
Name: Barry H. Bass Executive Vice President & CFO
FIRST POTOMAC REALTY TRUST

By:	/s/ Barry H. Bass

Authorized Signatory
Name: Barry H. Bass Executive Vice President & CFO
Capped Call Confirmation Side Letter